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                                                             EXHIBIT 10.(xvii)

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                         NEVADA MANHATTAN MINING, INC.
                         -----------------------------
                       Mining - Development - Exploration


September 25, 1996



Mr. John Holsten
P.O. Box 456
Drexel Hill, PA 19026-0456

Dear Mr. Holsten:

         This letter will confirm our understanding with respect to your loan of $200,000 for a period of ninety (90) days to Nevada Manhattan Mining. The loan will bear an interest rate of twelve (12%) percent per annum and be secured by three hundred thousand (300,000) Common Shares in the Company. Should the Company default on said loan, the amount of shares will be increased to a total of six hundred thousand (600,000) Common Shares in the Company with piggy-back registration rights. The commencement date of the loan will be acknowledged upon receipt of good funds.

         Additionally, upon consummation of the terms above, you will be issued a subscription for warrants to purchase Common Stock in the Company in the amount of one hundred thousand (100,000) shares at a price of One Dollar and 50/100 ($1.50) per share for a period of eighteen (18) months from date of issue.

         Should the above terms be acceptable, please acknowledge where provided below.


Sincerely                                         Acknowledged and Accepted,

                                                  John W Holster       10/3/96
                                                  ______________________________
Jeffrey S. Kramer                                 John Holsten            Date
Sr. Vice President


cc:      Alan Hans
         First Colonial Securities


          5038 N. Parkway Calabasas, Suite 100, Calabasas, California
                  Office: (818) 591-4400 - fax: (818) 591-4411
_______________________________________________________________________________
                  Los Angeles, California a Manhattan.  Nevada